SEPARATION AGREEMENT AND RELEASE OF CLAIMS
Jim Scholhamer (hereafter referred to as “Employee”) and Ultra Clean Holdings, Inc. or any one of its subsidiaries (hereafter referred to as “UCT” or “the Company”) mutually desire to define their rights and liabilities with respect to one another and the cessation of Employee’s position with the Company. Accordingly, the parties agree as follows (hereinafter referred to as “this Agreement”):
1. Separation Date. Employee’s employment with UCT ended on March 4, 2025 due to Employee’s inability to continue to perform his duties due to medical issues. Regardless of whether Employee signs this Agreement, on the Separation Date, the Company will provide Employee with a final paycheck representing all wages due and owing less deductions and withholdings. Health insurance benefits end on the last day of March 2025. Whether or not Employee signs this Agreement, under COBRA Employee will be eligible to continue health insurance benefits following the Separation Date. All other benefits end on the Separation Date.
2. Payments. Assuming Employee signs and does not revoke this Agreement and Employee complies with all the terms of this Agreement, UCT hereby agrees to pay Employee the sum of $2,548,796 (USD) less deductions required by law consisting of:
a.Six (6) months of base pay, equaling $405,000;
b.Six (6) months of bonus pay, equaling $445,500;
c.The dollar value of the unvested and outstanding RSU’s that would vest within six (6) months of Separation Date, equaling $1,664,928; and
d.The cost of 18 months of Employee’s COBRA, equaling $33,368 (grossed up).
The amount will be paid out in cash as soon as practicable but in any event no later than 60 calendar days following the Separation Date. Any unvested RSU’s and PSU’s are forfeited immediately upon the Separation Date.
3. General Release of All Claims by Employee. Except as described in section 6 below, which identifies claims expressly excluded from this general release, Employee hereby releases and discharges fully UCT and its parent, subsidiary and affiliated entities, any Company sponsored benefit plans, the administrators, fiduciaries, and trustees of any Company sponsored or established benefit plans, and the current and former shareholders, directors, officers, employees, agents, insurers and representatives of the Company and its parent, subsidiary and affiliated entities (which entities and persons, together with UCT, are hereafter referred to as “the Released Parties”), from any and all claims, liabilities, charges and causes of action of any kind whatsoever which Employee holds or may hold against them as of the date on which he signs this Agreement, including, but not limited to:
(a) any and all rights and claims relating to or in any manner arising from Employee’s employment relationship with the Company or the cessation of his employment;
(b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
(c) any and all claims, under applicable federal, state or local law for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; failure to provide reasonable accommodation; failure to engage in a good faith interactive process; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d) any and all claims for violation of any federal, state, or local constitution, statute or regulation including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Older Workers Benefit Protection Act; Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Uniformed Services Employment and Reemployment Rights Act; the California Unruh Civil Rights Act, the California Business and Professions Code; the California Equal Pay Law, the California Whistleblower Protection Act, the California Family Rights Act, California Paid Sick Days, the California WARN law, and the California Constitution; the California Civil Rights Act, the California Employment Protection Act, the California Equal Pay Law, the California Payment of Wages Law, claims of age discrimination under the Age Discrimination in Employment Act of 1967 (“ADEA”);
(e) any rights Employee has under his Offer Letter or any claims for severance benefits under any Company severance plan or practice;
(f) any and all claims arising out of any other laws and regulations relating to employment;
(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement;
(h) any and all claims for monetary recovery and personal or individual relief, except as prohibited by law; and
(i) any and all claims for attorneys’ fees and costs.
4. Intentionally omitted
5.New or different facts; application of release to unknown claims. Employee acknowledges that he has been advised to consult with legal counsel. Employee acknowledges that he may hereafter discover facts different from or in addition to those now known or believed to be true regarding the subject matter of the Agreement, but:
(a) agrees that this Agreement shall remain in full force and effect notwithstanding the existence or discovery of any such new or different facts; and
(b) hereby waives all rights to which he may be entitled pursuant to California Civil Code section 1542, a statute that otherwise prohibits the release of unknown claims, and similar laws of other jurisdictions. California Civil Code section 1542 provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
6. Excluded Claims. The only claims that are not being waived and released by Employee under this Agreement are those Employee may have for:
(a) Unemployment, state disability, workers compensation and/or paid family leave insurance benefits pursuant to the terms of applicable state law;
(b) Continuation of existing participation in Company-sponsored group health benefit plans, at Employee’s full expense, under the federal law known as “COBRA” and/or under an applicable state counterpart law;
(c) Violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; and
(d) Intentionally omitted

(e) Any wrongful act, event or omission occurring after the Effective Date of this Agreement.
7. Reports to Government Entities. Nothing in this Agreement restricts or prohibits Employee from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the "Regulators"), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, Employee is waiving Employee’s right to receive any individual monetary relief from the Company or any others covered by the Release of Claims resulting from such claims or conduct, regardless of whether Employee or another party has filed them, and in the event Employee obtains such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit Employee’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. Employee does not need the prior authorization of the Company to engage in conduct protected by this paragraph, and Employee does not need to notify the Company that Employee has engaged in such conduct. Moreover, nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment, discrimination, or other conduct Employee has reason to believe is unlawful.
Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
8. Acknowledgement of Waiver of Claims under ADEA. Employee represents and agrees that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA"), and that this waiver and release is knowing and voluntary. Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further understands and acknowledges that he has been advised by this writing that:
(a) he has had the opportunity to consider this Agreement for at least 21 days before signing it;
(b) he has had a reasonable opportunity to consult an attorney before signing this Agreement;
(c) he has read this Agreement in full and understands all of the terms and conditions set forth herein;
(d) he knowingly and voluntarily agrees to all of the terms and conditions set forth herein and intends to be legally bound by them;
(e) he has 7 days following his execution of this Agreement to revoke it; and
(f) this Agreement will not become effective until eight days after he has signed it;
(g) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.
Any changes to this Agreement, whether material or immaterial, do not restart the running of the 21-

day consideration period. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.
9. No existing claims or intent to file future claims. Employee represents that he has no complaints, claims, grievances, or actions against any of the Released Parties pending in his name, or on behalf of any other person or entity, with any state, federal or local court or agency. Employee also represents that he does not intend to file any complaints, claims, grievances or actions (other than those not subject to waiver by law) against any of the Released Parties on his own behalf or on behalf of any other person or entity herein at any time hereafter based on events occurring on or before the date on which he signs this Agreement.
10. Payment of wages and receipt of all benefits. No other amounts or benefits are due to Employee from the Company through the Separation Date other than as set forth in this Agreement. Employee agrees that Employee has already submitted, and/or will submit within five (5) calendar days of the Separation Date, any final documented expense reimbursement statements reflecting any and all authorized business and/or relocation expenses Employee has incurred through the Separation Date, including but not limited to any eligible business-related travel, meal, gift, entertainment and/or working-from-home tools, equipment, fees or expenses incurred. Pursuant to the UCT Expense Reimbursement Policy, the Company will reimburse Employee for any submitted and approved business as soon as reasonably practicable. Employee also acknowledges and agrees that Employee has not suffered any on-the job injury for which Employee has not already filed a claim, that Employee has been properly provided any leave of absence because of Employee’s, or a family member’s, health condition, and that Employee has not been subjected to any improper treatment, conduct or actions due to or related to Employee’s request, if any, or Employee’s taking of, any leave of absence because of Employee’s own, or a family member’s health condition.
11.Non-disparagement. To the fullest extent permitted by law and except as provided in Section 7 above, Employee agrees (a) to refrain from making any negative or disparaging statements, either as fact or opinion, about the Company, any of the Released Parties or about the Company’s business, operations or prospects, (b) not to induce or encourage others to make any negative or disparaging statements, either as fact or opinion, about the Company, any of the Released Parties or about the Company’s business, operations or prospects, or (c) to refrain from any tortious interference with the contracts and relationships of any of the Company or any of the Released Parties. For the purpose of this Agreement, “disparage” includes, without limitation, making comments or statements online, or to any person or entity that would adversely affect in any manner (a) the conduct of the business of the Company or any of the Released Parties or (b) the reputation of the Company or any of the Released Parties. A breach of this provision will be deemed to be a material breach of this Agreement.
12.Preservation of Confidential Information. All Confidential Information created or received by the Employee during his or her employment with the Company is and shall at all times remain the exclusive property of UCT. Employee affirms and agrees to keep confidential any Confidential Information he acquired during his employment with the Company. As used in this Agreement, the term “Confidential Information” means information relating to UCT that (a) derives actual or potential economic value from not being generally known to the public or other persons who can obtain economic value from its disclosure or use, and (b) is the subject of reasonable efforts on the part of its owner to maintain its secrecy. Confidential Information includes, but is not limited to, (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, plans for research and development, marketing and business plans, budgets financial statements, contracts, prices, suppliers and customers; (c) information regarding the skills and compensation of the Company's employees, contractors and any other Company service providers, to the extent the Company has a duty to maintain such information as private; and (d) the existence or content of any business discussions negotiations or agreements between the Company and any third party; provided, however, Confidential Information does not include any of the foregoing items to the extent the same have become publicly known and made generally available through no wrongful act of Employee or of others who were under confidentiality obligations as to the item or items involved.
13.Breach. Employee acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, shall entitle the Company to appropriate damages as determined by legal process. The prevailing party in any dispute under this agreement shall be entitled to recover their reasonable attorneys’ fees and costs, and immediately to recover and/or cease providing the consideration provided to Employee under this Agreement, except as provided by law. Except as provided by law, Employee shall also be responsible to the Company for reasonable costs, attorneys’ fees, and any and all damages incurred by the Company in (a) enforcing Employee’s obligations under this Agreement or any Confidentiality and Nondisclosure Agreement signed by Employee, including the bringing of any action to recover the consideration, and (b) defending against a claim or suit brought or pursued by Employee in violation of the terms of this Agreement.
14.No Admission of Liability. Nothing about the fact or content of this Agreement or any action taken by the Company, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.
15.Successors and assigns. Each party represents that it has not transferred to any person or entity any of the rights released or transferred through this Agreement. The parties agree that this Agreement shall be binding upon the future successors and assignees of the Company, if any. Employee may not delegate or assign any of his obligations pursuant to this Agreement.
16.Severability. If a Court or arbitrator declares or determines that any provision of this Agreement is invalid, illegal or unenforceable, the invalid, illegal or unenforceable provision(s) shall be deemed not a part of the Agreement, but the remaining provisions shall continue in full force and effect.
17.Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.
18.Attorneys’ fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its reasonable costs and expenses, including the costs of mediation, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.
19.Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on his behalf under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or the Company’s failure to withhold, or Employee’s delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.
20.Section 409A. The Parties intend that upon Employee’s Separation Date, Employee will have a “separation from service” within the meaning of Section 409A (as defined below). The provisions of this Agreement and all compensation and benefits provided for under this Agreement are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and other payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. For purposes of clarity, it is the intent of this Agreement that all payments of severance benefits that fall within the “Section 409A Limit” (as defined below) are exempt from Section 409A pursuant to Treasury Regulation Section 1.409A‑1(b)(9) unless otherwise exempt from Section 409A. The reimbursements under Section A. are intended to be exempt from Section 409A pursuant to Section 1.409A‑1(b)(9)(v) of the Treasury Regulations. It is the intent of the parties that all payments of severance benefits that do not qualify for an exemption from Section 409A pursuant to Treasury Regulation Section 1.409A‑1(b)(9) qualify for an alternate exemption from Section 409A or meet the Section 409A requirements regarding time and form of payment. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A‑2(b)(2) of the Treasury Regulations.
(a) For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder and any applicable state law equivalents (as each may be amended or promulgated from time to time).
(b) For purposes of this Agreement, “Section 409A Limit” means two (2) times the lesser of: (i) Employee’s annualized compensation based upon the annual rate of pay paid to him during his taxable year preceding his taxable year of separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s separation from service occurred.
(c) Avoidance of 409A Penalty. The Parties agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.
21.Governing law. The laws of the State of California shall govern this Agreement, without regard for choice-of-law provisions.
22.Arbitration. Except for any claim for preliminary injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, or any claim specifically excluded from arbitration by agreement and/or pursuant to applicable law, the parties agree to arbitrate, in San Jose, California through JAMS, pursuant to its employment rules which can be found at https://www.jamsadr.com/rules-employment-arbitration/english, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator's decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury. Should any part of the arbitration agreement contained in this paragraph conflict with any other arbitration agreement between the parties, the parties agree that this arbitration agreement shall govern.
23.Entire agreement; modification. This Agreement sets forth the entire agreement between the parties and supersedes all prior agreements or understandings, both written and oral, between the parties regarding the subject matter of this Agreement, including the Offer Letter between Employee and the Company, with the exception of any Confidentiality and Nondisclosure Agreement signed by Employee which shall survive and is incorporated herein by reference. The parties may modify this Agreement only through a writing signed by each.
24.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
25.No reliance on representations by other party or other party’s representatives. The parties agree and represent that they have not relied and do not rely upon any representation or statement regarding the subject matter or effect of this Agreement made by any other party to this Agreement or any party’s agents, attorneys or representatives that are not specifically set forth in this Agreement.
26.Effective Date. Employee has seven (7) days after Employee signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Employee before that date (the “Effective Date”).
27.Expiration of Agreement. This Agreement is executable until March 24, 2025 (the “Expiration Date”). This Agreement is null & void if the Company has not received a copy of the Agreement executed by Employee on or before the Expiration Date. The Company shall be deemed to have received a copy of the Agreement executed by the Employee at the time that the Employee sends such copy to the Company via email.
28.Cooperation. Following the cessation of Employee’s employment, Employee agrees to cooperate with Employer in any reasonable manner as Employer may request, including, but not limited to, furnishing information to and otherwise consulting with Employer, and assisting Employer in any litigation or potential litigation or other legal matters in which Employer (or any of the Releasees) and Employee are not adverse, provided that such litigation or potential litigation or other legal matters concern or relate to Employee’s employment with Employer, including, but not limited to, meeting with and fully answering the questions of Employer or its representatives or agents, and testifying and preparing to testify at any deposition or trial.
29.Return of Company property. Employee’s signature below constitutes his certification under penalty of perjury that he has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with his employment with the Company, or otherwise belonging to the Company, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof fully intact (without the wiping, deletion or altering of any device, folder or drive).
Employee also represents and warrants that Employee has conducted a good faith and diligent search of Employee’s personal mobile device, any cloud-based systems Employee maintains (i.e., Dropbox or Box), or other back-up drives or systems in Employee’s possession or under Employee’s control to identify any UCT Confidential Information that may be stored on/in such devices/systems; and, that after returning all such Confidential Information to the Company, Employee has permanently deleted, such Confidential Information from such devices or systems. For avoidance of doubt, it is Employee’s responsibility to ensure that all Confidential Information, as well as any information subject to any applicable Litigation Hold Notice issued to Employee during Employee’s employment in any and all forms is returned to the Company prior to any deletion taking place.
Employee agrees that Employee shall not, directly or indirectly, either alone or in concert with others, solicit, encourage, or attempt to solicit or encourage any employee, consultant, or independent contractor of the Company to terminate his, her, or their relationship with the Company in order to become an employee, consultant, or independent contractor to or for any other person or entity. Employee acknowledges that the Company has invested substantial time, effort, and expense in assembling, training, and retaining its workforce, and that Employee has had access to Confidential Information regarding the skills, capabilities, and compensation of the Company's employees, consultants, and independent contractors. Employee further agrees that this covenant is reasonable and necessary to protect the Company’s legitimate business interests.

30.Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Employee acknowledges that:
(a) He has read this Agreement;
(b) He has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;
(c) He understands the terms and consequences of this Agreement and of the releases it contains; and
(d) He is fully aware of the legal and binding effect of this Agreement.

Date: March 4, 2025	/s/ Jamie J. Palfrey
Jamie J. Palfrey
Chief Human Resources Officer
Ultra Clean Holdings, Inc.

I HAVE READ THIS AGREEMENT, I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING PRIOR TO SIGNING THIS AGREEMENT. I VOLUNTARILY ACCEPT AND AGREE TO THE ABOVE TERMS, KNOWING THAT I WILL BE BARRED FROM PURSUING ANY OF THE RIGHTS I HAVE WAIVED AND RELEASED IN THIS AGREEMENT.

Date: March 4, 2025	/s/ Jim Scholhamer
Jim Scholhamer